OPTION TO EXTEND

This Option to extend shall be between Java Detour, Inc. and Java Universe, LLC.

The purpose of this Option is for an extension of time to complete the purchase of the Franchise rights under the Master Franchise Agreement between Java Detour, Inc. as Franchisor and Java Universe, LLC, as Franchisee. Said document was executed March 30, 2007.

Option Price: $50,000.00 due by December 31, 2007.

Length of Option: 6 months beginning Jan 1, 2008 and ending June 30, 2008. Java Universe, LLC is granted one further right to extend option for 6 months for an additional $50,000. The exercise of the extension and the second $50,000 payment must be received no later than June 20, 2008.

Description of subject of option: The Franchise Rights to the Middle East Territories, as fully described in the Franchise Agreement for the Middle East territories executed March 30, 2007.

Balance Remaining: $500,000 for the Franchise Rights. The parties acknowledge the original price was $1,000,000 and the parties further acknowledge, that $500,000 has been paid by Java Universe, LLC. Any amounts paid for the option or any extension shall be credited towards the purchase price. Specifically, if Java Universe has paid the $50,000 for the initial option, and the additional $50,000 for the extension period, this $100,000 will be credited to Java Universe, LLC towards its balance of the purchase of the franchise rights, leaving a net amount due of $400,000.

Other Terms and Conditions:

1) In the event Java Detour, Inc. negotiates a franchise for either Kuwait and/or Saudi Arabia, proceeds will be split 50% to Java Detour, Inc. and 50% to Java Universe, LLC. The parties agree that Java Detour, Inc. will apply the 50% proceeds due to Java Universe, LLC towards exercise of the option. As an example, if Java Detour, Inc sells Kuwait for $1,000,000 and Java Universe has paid $50,000 for the first 6 month option period- of the $500,000 due Java Universe, LLC, $450,000 will be applied towards completion of the purchase franchise rights and $50,000 will be remitted to Java Universe, LLC.

2) The parties acknowledge that Java Universe, LLC is entitled to 250,000 warrants of Java Detour, Inc. stock, due to the cost overruns of the Santa Monica/Robertson franchise location of Java Universe, LLC. Java Universe, LLC agrees that these warrants shall not vest until Java Universe, LLC completes the purchase of the Franchise Rights by remitting the remaining $500,000. In the event Java Universe, LLC does not exercise its option to purchase said franchise rights, by the appropriate dates, Java Universe, LLC will relinquish and forego any rights to these warrants. The parties acknowledge that these warrants are separate and in addition to the 600,000

warrants already agreed to and an additional potential 150,000 warrants if Java Universe, LLC is successful in selling the Dubai and Quatar territories. The 750,000 warrants of the preceeding sentence are not subject to the contingent vesting in this paragraph.

3) As partial consideration of this agreement, Java Universe, LLC agrees to return any potential franchise rights to Switzerland. Switzerland will be removed from existing franchise arrangements.

4) Each $50,000 option payment shall be non-refundable.

Executed this ____ day of December, 2007.

12/28/07

Java Detour, Inc.

By: Michael Binninger Its: CEO
(print name)

Java Universe, LLC 12/31/07

By: ELIE SAMAHA Its: ~~12/31~~
(print name)